UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

400 W. Illinois, Suite 800
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 16, 2005, we appointed Mr. Thomas P. Moore, Jr. to serve as a Director on our Board of Directors.  Mr. Moore was a Senior Principal of State Street Global Advisors, the head of Global Fundamental Strategies, and a member of the Senior Management Group from 2001 through July 2005.  Mr. Moore retired from this position in July 2005.  From 1986 through 2001, he was a Senior Vice President of State Street Research & Management Company and was head of the State Street Research International Equity Team.  From 1977 to 1986 he served in positions of increasing responsibility with Petrolane, Inc., including Administrative Vice President (1977-1981), President of Drilling Tools, Inc., an oilfield equipment rental subsidiary (1981-1984), and President of Brinkerhoff-Signal, Inc., an oil well contract drilling subsidiary (1984-1986).  Mr. Moore is a Chartered Financial Analyst and currently serves as a director of several privately-held companies.  Mr. Moore holds an M.B.A. degree from Harvard Business School.

Mr. Moore has been appointed to serve as Chairman of the Audit Committee and to serve on the Nominating and Corporate Governance Committee.  Mr. Moore will serve as a Class III Director and will stand for election at our annual meeting of stockholders scheduled to be held in 2008.  After Mr. Moore’s appointment, the Board will have eight directors, four of whom have been determined by the Board to be independent directors (as determined in accordance with the New York Stock Exchange’s independence requirements).

The press release announcing the appointment of Mr. Thomas Moore to the Board is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press release dated December 21, 2005 announcing the appointment of Mr. Thomas Moore to the Board of Directors of Basic Energy Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: December 22, 2005	By:	/s/ Alan Krenek
Alan Krenek
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 21, 2005 announcing the appointment of Mr. Thomas Moore to the Board of Directors of Basic Energy Services, Inc.